Exhibit 23. Business Sector Data

Business Sector Data for the years ended August 31:

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
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                                                                                                Inter-segment
                               Entertainment     Education      E-commerce      Un-allocated     Adjustments          Total
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                                                              2000
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
Total revenues                      14,320,649     5,247,764          586,756              --         (461,123)       19,694,046
Operating income (loss)                346,301     (645,208)        (914,315)       (822,515)            20,419      (2,015,318)
Net earnings (loss)                    346,301     (615,732)        (914,315)       (822,515)            20,419      (1,985,842)
Total assets                        13,567,288     3,561,596          251,711              --                --       17,380,595
Current liabilities                  2,635,514       774,108          151,341              --                --        3,560,963
Total liabilities                    6,234,691     1,611,144          151,341              --                --        7,997,176
=================================================================================================================================

                                                              1999
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Total revenues                       8,115,127     5,192,378          596,951              --         (483,814)       13,420,642
Operating income (loss)                204,843     (594,824)        (229,599)              --         (246,693)        (866,273)
Net earnings (loss)                     54,843     (550,048)        (229,599)              --         (246,693)        (971,497)
Total assets                         9,312,806     4,107,658        1,381,557              --                --       14,802,021
Current liabilities                    879,365       657,058          335,698              --                --        1,872,121
Total liabilities                    2,152,516     1,521,040          335,698              --                --        4,009,254
=================================================================================================================================

                                                              1998
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Total revenues                       8,498,545     5,054,376        1,367,430              --         (148,379)       14,771,972
Operating income (loss)              1,266,418     (389,046)          418,385              --         (148,379)        1,147,378
Net earnings (loss)                    847,334     (367,169)          286,279              --         (148,379)          618,065
Total assets                         9,682,911     4,891,258        1,473,738              --                --       16,047,907
Current liabilities                  1,209,918     1,213,187          100,209              --                --        2,523,314
Total liabilities                    2,813,820     2,100,700          100,209              --                --        5,014,729
=================================================================================================================================
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